                                                                 EX. 10.5


                               EMPLOYMENT AGREEMENT


THIS AGREEMENT made as of the 22nd day of May 1997
BETWEEN:

                                ARCTIC PRECIOUS METALS, INC.
                                5501 Lakeview Drive
                                Kirkland, Washington 98033
                                (Fax No. 206-822-3552)
                                (hereinafter called "Arctic")

                                                       OF THE FIRST PART

                                - and -

                                EDMUND SZOL

                                4206 E. Lake Sammamish Parkway S.E.
                                Issaquah, WA 88029
                                (hereinafter called the "Employee")

                                                       OF THE SECOND PART
                                - and -

                                ROYAL OAK MINES INC.
                                BCE Place, Suite 2500
                                181 Bay Street
                                Toronto, Ontario
                                M5J2T7
                                (Fax No. 416-365-1719)
                                (hereinafter called "Royal Oak")

                                                       OF THE THIRD PART

WHEREAS Arctic and the Employee wish to enter into a written agreement to record the terms and conditions of the Employee's continued employment with Arctic.

AND WHEREAS Arctic's parent company, Royal Oak, has agreed to assume certain obligations herein and to guarantee the performance by Arctic of its obligations to the Employee hereunder;

NOW THEREFORE, in consideration of the mutual covenants and agreements herein set out, the parties agree as follows:


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                                      2

1. EMPLOYMENT

Employee commenced employment with Arctic on February 27, 1995 and hereby accepts continued employment with Arctic from and after May 22, 1997 on the terms and subject to the conditions herein set forth.

2. DUTIES

Subject to instructions which may be received from time to time by the Employee from the Chief Executive Officer of Arctic, the Employee is hereafter engaged by Arctic as Executive Vice-President and Chief Operating Officer and in such other executive capacities as may be determined by the Chief Executive Officer of Arctic from time to time; and, in furtherance of his duties, the Employee shall do the following:

     (a) serve Arctic faithfully;

     (b) observe all policies of Arctic and perform all services associated with his position to the best of his ability;

     (c) devote substantially all of his working time and attention to the business of Arctic, except to the extent otherwise permitted by the Chief Executive Officer;

     (d) carry out all lawful instructions given to him by the Chief Executive Officer; and

     (e) endeavour to further the best interests of Arctic.

The Employee will be based in Kirkland, Washington but may from time to time be called upon and hereby agrees to perform services elsewhere.

3. TERM

The term of this Agreement shall commence May 22, 1997 and continue thereafter indefinitely unless earlier terminated in accordance with the provisions of this Agreement.

4. ANNUAL SALARY AND BONUS

In consideration for services rendered hereunder, Arctic shall pay to the Employee the following:

     (a) Salary: Employee's salary shall be US$200,000 per annum. Arctic agrees to review the salary at least every twelve (12)months and may make adjustments, in its discretion, based on changes in market pay rates for jobs similar to the Employee's, cost of living and such other factors as Arctic deems relevant.

    (b) Bonus: Employee will be eligible for an annual bonus award to a maximum value of 50 percent of the salary unless Arctic, in its discretion, determines to pay a higher maximum value. The amount of the bonus is based on achievement of predetermined annual performance objectives set for the Employee by the Chief Executive Officer of Arctic and communicated to the Employee at the beginning of the year.

5. OTHER BENEFITS

In addition to the annual salary and bonus award provided in paragraph 4 of this Agreement, Arctic shall provide the following benefits to the Employee:

    (a) Fringe Benefits

Arctic shall furnish to the Employee at Arctic's expense such insurance (including, without limitation, medical, dental, vision, hospitalization, life and disability insurance), pension, and other benefits as are provided to senior executives by Arctic including participation in the Company's supplementary executive retirement plan and/or split dollar life insurance program.

    (b) Stock Options

The Employee shall be entitled upon execution of this Agreement to receive 65,000 new options to purchase shares of Arctic's parent company, Royal Oak, which options are exercisable following shareholder approval on a one-third (1/3) basis per year commencing on the first anniversary of the date of this Agreement and valid for a term of seven years with the price of those options fixed at US $2.50. The terms of the option shall be stipulated by Royal Oak in a separate Stock Option Agreement to be executed by Royal Oak and the Employee prior to any options being exercised thereunder. The Employee shall also be eligible for future grants of stock options for shares in Royal Oak on terms applicable to other senior officers of Arctic.

    (c) Business Expenses

Arctic agrees to reimburse the Employee quarterly for all ordinary and necessary business expenses incurred by the Employee in the performance of his duties under this Agreement and the Employee shall provide vouchers and statements in respect of all such expenses in a timely manner.

    (d) Membership

Arctic agrees to provide the employee with one reasonably priced business club membership for the purposes of personal and family use and for entertaining. All meals and sundry expenses for personal use will be to the account of the employee, with Arctic responsible for and paying all reasonable expenses incurred by the Employee for the purpose of entertaining clients and business associates.

    (e) Vacation

The Employee shall be entitled to four weeks of paid vacation during each full calendar year in which he is employed by Arctic pursuant to this Agreement, the timing of such vacation being mutually agreed upon between the Employee and Arctic. Vacation entitlement is non-cumulative and must be taken in the year in which it is earned unless otherwise agreed to in writing by the Chief Executive Officer.

    (f) Demand Loan

The Employee will be eligible to borrow from Arctic an aggregate maximum amount of US $90,000.00 interest free for the purpose of financing a home. Repayment of such loan in the amount of US $15,000.00 per year shall be guaranteed by the Employee and security, in the form of a second mortgage on the said home, shall be provided by the Employee to secure repayment of the loan to Arctic. The terms of the loan shall be stipulated by Arctic in a separate written Loan Agreement to be executed by the Employee and Arctic prior to any advances being made thereunder and shall include a requirement for repayment of any amount then outstanding within 120 days of cessation of the Employee's employment hereunder for any reason whatsoever.


6. TERMINATION AND COMPENSATION AT TERMINATION

Notwithstanding anything herein contained to the contrary, this Agreement shall terminate in the following manner and the Employee shall be compensated as indicated:

    (a) Termination by Arctic for Cause

This Agreement and the employment of the Employee may be terminated effective immediately for cause by the giving of written notice of dismissal by Arctic to the Employee. As used herein, "cause" includes, but shall not be limited to, competing with or publicly denigrating the business of Arctic, unauthorized disclosure or use of Confidential Information in breach of paragraph 7 herein, repetition of conduct subject and subsequent to progressive discipline, gross misconduct or gross negligence by the Employee in the performance of his duties hereunder, the commission by the Employee of an act of theft, dishonesty, embezzlement or vandalism against Arctic, its parent Royal Oak or any of their respective related, associated or subsidiary companies, or the conviction of the Employee for any indictable criminal offence or a felony or criminal offense of moral turpitude.

If this Agreement is terminated by Arctic for cause, the Employee shall continue to accrue and receive his salary and benefits through to the date of termination indicated in the notice of dismissal only. No additional compensation or payment shall or need be made by Arctic to the Employee.

    (b) Termination by Arctic Without Cause

This Agreement and the employment of the Employee hereunder may be terminated by Arctic effective at any time without cause by giving the Employee at least 24 months' prior written notice of termination. In the event such notice is given, the employment of the Employee shall terminate on the date specified in the said notice. In lieu of notice, Arctic may, in its discretion, terminate the employment of the Employee immediately by making payments to the Employee of all salary and bonus, equal to the salary and bonus received by the Employee with respect to the last completed fiscal year of Arctic prior to such notice and continuing (if possible, and in accordance with applicable statutory provisions, or if not, paying the present value of) all benefits which would have accrued to the benefit of the Employee to the date of termination had the period of notice of termination required by this Agreement been given. The parties hereto acknowledge that this Agreement and the period of notice referred to herein are fair and reasonable in all the circumstances.

The Employee hereby acknowledges and agrees that, should Arctic or its parent company, Royal Oak, subsequently take over or otherwise acquire control of additional properties and/or projects which substantially increases the duties and responsibilities of the position of Executive Vice-President and Chief Operating Officer herein assumed, then any reassignment of the Employee by Arctic to the position of Chief Operating Officer of North American Operations or some like position, at a salary and benefits comparable to those held by the Employee prior to any such takeover or acquisition, will not constitute or be deemed to constitute constructive dismissal or termination of the employment of the Employee hereunder.

    (c) Termination of Change of Control

For purposes of this Agreement, "Change in Control" means any one or more of the following:

        (i) the acquisition by any person or group of related persons or persons acting jointly or in concert of more than 30% of the issued and outstanding common shares of Arctic or its parent company Royal Oak (calculated on a non-diluted basis), whether acquired in a single transaction or a series of transactions, whether or not one or more of those transactions occurred before the date hereof;

        (ii) the election to the Board of Directors of Arctic or its parent company Royal Oak of persons employed by or representing any one person or group of related persons or persons acting jointly or in concert and constituting 40 percent or more of the Board.

Should a Change of Control occur, the Employee's employment with Arctic or any successor corporation shall be hereby guaranteed to age 62 in such senior management or consulting capacity as may be determined by Arctic or its successor corporation at a salary and bonus equal to the salary and bonus received by the Employee with respect to the last completed fiscal year of Arctic, and benefits (on a fully vested basis) comparable to those accorded the Employee prior to such Change of Control.

Should the Employee elect to pursue such guaranteed employment to age 62, he hereby agrees to fully and capably perform all duties assigned to him by Arctic or its successor corporation and waives any subsequent right to or claim for constructive dismissal during the course of such employment and compensation on termination after age 62 beyond the minimum required by law.

Conversely, should the Employee elect to reject such guarantee of employment to age 62 and to terminate his employment with Arctic or its successor corporation within the period for election specified below, then the Employee shall be entitled to the compensation and benefit package outlined in subparagraph (b) above and shall be further given the right to immediately exercise all approved outstanding options, subject to confirmation of Exchange approval as specified in each Stock Option Agreement.

The Employee shall have three (3) months from the date of any Change of Control to make the election whether to pursue or reject the aforesaid guarantee of employment.

The parties hereto acknowledge that this Agreement and the compensation packages proposed in lieu of notice in subparagraphs (b) and (c) herein are fair and reasonable in all the circumstances.

    (d) Termination by the Employee

This Agreement and the employment of the Employee hereunder may be terminated by the Employee upon at least three (3) months' prior written notice to Arctic given at any time. If the Employee so terminates this Agreement and his employment hereunder, he shall continue to accrue and will receive his annual salary and benefits (excluding bonus entitlement) through the date specified in his notice of termination and no more. Upon receipt of such notice, Arctic may, in its discretion, immediately terminate the employment of the Employee by making payment to the Employee of all salary and continue (if possible, and in accordance with applicable statutory provisions, or if not possible, paying the present value

of) all benefits which would have accrued to the benefit of the Employee to the date of termination specified in his notice of termination.

    (e) Termination by Mutual Agreement


This Agreement and the employment of the Employee hereunder may be terminated by mutual agreement in writing of the parties hereto. The Employee shall continue to accrue and receive his annual salary and benefits through to the date of termination settled upon pursuant to such mutual agreement.

The fact of termination of the Employee's employment in accordance with subparagraphs (d) and (e) herein and the terms of such termination shall be maintained as confidential by the Employee and shall not be disclosed to anyone other than Employee's legal and financial advisors until the Employee is so authorized by the Chief Executive Officer of Arctic.

    (f) Termination by Death

The Agreement and the employment of the Employee hereunder shall be terminated by the death of the Employee. All compensation to the Employee shall cease at his death.

    (g) Termination by Permanent Disability

For the purpose of this Agreement, "Permanent Disability" means:

    the Employee is unable to perform any and every duty of his employment, and such disability may reasonably be expected to exceed a period of six months.

If the Employee's employment is terminated due to Permanent Disability, the following compensation shall be paid:

1. salary shall stop at the end of the month in which termination occurs;

2. all employee benefits, except Arctic sponsored medical, accidental and life insurance, shall cease with termination. The medical insurance (with premium waiver for accidental and life insurance) shall continue for the Employee and his dependents for two (2) years under the same cost sharing arrangement as between Arctic and its other employees. Accidental and life coverage shall continue for as long as the Employee remains disabled under the disability plan. The Employee will be given the option, consistent with then existing legislation, to convert medical coverage upon cessation thereof to an individual policy;

3. the bonus payable under paragraph 4 (b) of this Agreement will be payable at year end on a pro rata basis based on the period of employment as a

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                                       8


percentage of the full year.

If the parties cannot mutually agree upon whether the Employee has a Permanent Disability or when the Employee became Permanently Disabled for the purposes of this Agreement, then Arctic and the Employee shall each appoint one doctor of medicine licensed to practice in the State of Washington and the two doctors so appointed shall determine if the Employee has a Permanent Disability, and the time at which he became so Permanently Disabled for the purposes of this Agreement. If the two doctors so appointed cannot agree upon whether the Employee is or when the Employee became Permanently Disabled, they shall appoint a third doctor of medicine licensed to practice in the State of Washington and the decision of the majority shall be binding on both parties hereto and shall not be subject to appeal.

7. CONFIDENTIAL INFORMATION AND TRADE SECRETS

The Employee acknowledges that he has a fiduciary obligation to Arctic and that, in the course of providing services hereunder, he will be entrusted with confidential information and trade secrets ("Confidential Information") concerning the present and contemplated projects, services and techniques involved and used by Arctic, its parent company Royal Oak and their respective associated, related and subsidiary companies in connection with their respective businesses, the disclosure of any of which to competitors of Arctic, Royal Oak or the general public would be highly detrimental to the best interests of Arctic and not compensable by damages. The Employee further acknowledges that the right to maintain all such Confidential Information as confidential constitutes a proprietary right which Arctic, its parent company Royal Oak and their respective associated, related and subsidiary companies are entitled to protect by way of injunctive relief in addition to other remedies available to each on breach of such confidentiality.

The Employee further acknowledges that the restrictions and prohibitions set out herein are reasonable and proper based on the nature of the business of Arctic, its parent company Royal Oak and their respective associated, related and subsidiary companies, which businesses as of the date hereof are to a significant extent carried on in Canada and the United States. Accordingly, the Employee agrees that:

    (a) he will not, during the term of this Agreement or at any time thereafter, disclose any of such Confidential Information to any person or use any of such Confidential Information for any purpose other than those of Arctic and Royal Oak; and

    (b) he will not, during the term of this Agreement or at any time thereafter, disclose any information concerning the business of Arctic, its parent company Royal Oak or their respective associated, related and subsidiary companies which could adversely affect the image or reputation of any of them.

The Employee agrees that the provisions of this paragraph 7 will, in their entirety, survive termination of this Agreement by any party for any reason and in any manner whatsoever.

8. PERFORMANCE GUARANTEE

In consideration of the Employee agreeing to transfer to and continue his employment with Arctic, Royal Oak hereby guarantees to the Employee the full performance of Arctic of each and every obligation hereunder assumed by Arctic and further indemnifies and agrees to hold harmless the Employee from and against any and all loss, damage, injury and expense (including recovery of all legal fees and disbursements) incurred by the Employee as a result of any breach by Arctic of its obligations hereunder or in enforcing and securing to the Employee all of his rights and entitlement hereunder.

9. NOTICES

Wherever this Agreement requires or permits any consent, approval, notice, request or demand from any party to another, the consent, approval, notice, request or demand (including, without limitation, telecopied communications) must be in writing to be effective and shall be deemed to have been given on the earlier of receipt or five business days after it is enclosed in any envelope, addressed to the party to be notified at the address first above written (or such other addresses as may be designated by written notice from time to time), properly stamped, sealed and deposited in the mail system, in the case of Arctic, to the attention of the Chief Executive Officer and in the case of Royal Oak to the attention of Mr. W. J. V. Sheridan, Secretary. Any consent, approval, notice, request or demand aforesaid if delivered or telecopied shall be deemed to have been given on the day of such delivery or telecopied transmission. Any such delivery shall be sufficient, if left with any person at the above address of the Employee in the case of the Employee, and with the receptionist at the above addresses of Arctic and Royal Oak in the case of Arctic and Royal Oak respectively.

10. ENTIRE AND BINDING AGREEMENT

The provisions contained herein and in any Stock Option Agreement or Loan Agreement created in accordance with paragraphs 5 (b) and (f) herein constitute the entire Agreement between the parties and supersede all previous communications, representations, understandings and agreements, whether oral or written, between the parties with respect to the subject matter hereof.

Subject to the provisions hereof, this Agreement shall be binding upon and shall enure to the benefit of the parties hereto and upon their respective heirs, legal representatives, successors and permitted assigns.

11. AMENDMENTS

No alteration or amendment to this Agreement will take effect unless the same is in writing duly executed by each of the parties in the same manner as this Agreement.

12. WAIVERS

One or more consents to or waivers of any breach of the terms or provisions of this Agreement by any party shall not be construed as a consent or waiver of a subsequent breach of the same term or provision, nor shall it be considered a consent to or waiver of any other then existing or subsequent breach of a different term or provision. The consent or waiver by any party to or of any act by any other party requiring such consent or waiver shall be deemed not to waive or render unnecessary consent to or waiver of any subsequent similar act. No custom or practice of any party shall constitute a waiver of any other party's right to insist upon strict compliance with the terms and provisions hereof.

15. SEVERABILITY

If any term or provision of this Agreement shall be or shall become illegal or unenforceable, the remaining terms and provisions shall nevertheless be valid, binding, and subsisting.

16. INTERPRETATION

For purposes of this Agreement, "person" includes any body corporate, government or any subdivision or department thereof, trust, unincorporated association, joint venture and/or partnership.

17. HEADINGS

Headings are for convenience of reference only and shall not affect the interpretation of this Agreement.

18. ASSIGNMENT

Neither the rights nor obligations under this Agreement shall be assigned or otherwise disposed of without the prior written consent of the non-assigning party, except that Arctic may assign this Agreement to any successor or related corporation without such consent.

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                                       11

19. APPLICABLE LAW

Whether pursuant to court proceedings or otherwise, the rights and obligations of the parties under and pursuant to this Agreement shall be construed under and governed by the laws of State of Washington and the parties hereby agree to submit to the exclusive jurisdiction of its courts.

IN WITNESS WHEREOF this Agreement is executed by the parties as of the date first above written.


                                              ARCTIC PRECIOUS METALS, INC.




                                              By:  /s/ M. K. Witte          c/s
                                                   -------------------------
                                                   (authorized signing officer)


SIGNED, SEALED AND DELIVERED
IN THE PRESENCE OF:



/s/ Illegible                                      /s/ Edmund Szol          I/S
------------------------                           -------------------------
   Witness                                         Edmund Szol

Notary Public for
the state of Washington



                                                ROYAL OAK MINES INC




                                              By:  /s/ M. K. Witte       I/S
                                                   -------------------------
                                                   (authorized signing officer)

                         ARCTIC PRECIOUS METALS, INC.
                             5501 Lakeview Drive
                          Kirkland, Washington 98033
                   Phone: (206) 822-8992 Fax: (206) 822-3552




August 1, 1997



Mr. Edmund Szol
4206 E. Lake Sammamish Parkway SE
Issaquah, WA 98029

Dear Mr. Szol:

By written agreement made the 22nd day of May, 1997, the Company agreed to lend to you the maximum aggregate sum of Ninety Thousand US Dollars (US$90,000.00) on an interest free basis for the purpose of financing a home in the Washington Area.

Prior thereto, you had borrowed from Arctic Precious Metals, Inc., upon commencement of your employment therewith, the sum of Twenty-five Thousand US Dollars (US$25,000.00) for such a purpose. Seventeen Thousand US Dollars (US$17,000.00) presently remains outstanding on the said loan, which indebtedness is secured by a written loan agreement made between you and the Company on the 26th day of June, 1995. You elected not to move from your residence (municipally identified as 4206 E. Lake Sammamish Parkway SE).

You have, however, now advised the Company that, pursuant to the terms and conditions of paragraph 5(f) of your Employment Agreement made the 22nd day of May, 1997, you wish to borrow the further sum of Seventy-three Thousand US Dollars (US$73,000.00) for purposes of a home equity loan - which sum takes you to the maximum aggregate amount specified in your Employment Agreement aforesaid. You have proposed a second mortgage on your residence as security for the full indebtedness of Ninety Thousand US Dollars (US$90,000.00).

In consideration of your past performance and ongoing commitment as Chief Operating Officer of the Company and for other good and valuable consideration (the sufficiency and receipt of which are hereby acknowledged), the Company is pleased to grant your request and agrees to amend the first sentence of paragraph 5(f) of your Employment Agreement to read as follows:

    "The Employee will be eligible to borrow from Arctic, during the course of his employment therewith, an aggregate maximum amount of Ninety Thousand US Dollars

(US$90,000.00), interest free, by way of a home equity loan secured against his principal residence at 4206 E. Lake Sammamish Parkway SE, Issaquah, WA 98029 (the "Home")."

In addition, for and in reliance on the aforesaid consideration, we propose a further amendment to paragraph 5(f) of your Employment Agreement to add, after the first two sentences thereof, the words:

    "Any amounts repaid by the Employee may be borrowed again from time to time by way of a home equity loan secured against the Home, provided that the principal amount of the loan outstanding at any one time shall not exceed the aggregate maximum amount of US$90,000.00."

The remainder of paragraph 5(f) and of all the other terms and conditions set forth in your Employment Agreement shall remain in full force and effect without variation.

If your concur in the amendments outlined above, please execute this document in the space provided below.

Yours truly,


ARCTIC PRECIOUS METALS, INC.


/s/ Margaret K. Witte
-------------------------
Margaret K. Witte
Chairman & President



I, Edmund Szol, hereby agree to and accept to be bound by the preceding amendments to paragraph 5(f) of my Employment Agreement made the 22nd day of May, 1997.

Dated the 5th day of August, 1997.


Witness:


/s/ Illegible                                  /s/ Edmund Szol
-------------------------------------         -------------------------------
                                                       Edmund Szol